Exhibit 99.2

FOR IMMEDIATE RELEASE
Wednesday, April 21, 2004
7:30 AM CDT

BELO’S MONTHLY REVENUE AND STATISTICAL REPORT
MARCH 2004

     DALLAS — Belo Corp. (NYSE: BLC) issued today its statistical report for the month of March. Newspaper Group revenues increased 1.7 percent for the month of March with a 0.9 percent increase in advertising revenue. March 2004 included one less Sunday than March 2003. Adjusting for one less Sunday, Newspaper Group total revenue would have increased approximately 7.5 percent, with an increase of 6.1 percent at The Dallas Morning News, 4.7 percent at The Providence Journal and 16.2 percent at The Press-Enterprise in Riverside. Classified employment revenue for the Newspaper Group was up 8.3 percent on a comparable days basis and 9.0 percent including online employment revenue. Television Group revenues increased 15.2 percent with a 15.1 percent increase in spot revenue. Local and national revenues increased 13.7 percent and 3.7 percent, respectively. Political revenues were $2.8 million in March.

March Newspaper Linage

     At The Dallas Morning News, total revenue increased 0.3 percent in March with a 2.0 percent decrease in advertising revenues. Retail full-run ROP revenue decreased 10.3 percent with a 10.7 percent decrease in retail full-run ROP linage. General full-run ROP revenue increased 26.3 percent with significant increases in the automotive and financial categories. General full-run ROP volume increased 12.5 percent. Classified revenue decreased 11.6 percent versus last year with a 3.9 percent decrease in volume. Help wanted revenues increased approximately 4.1 percent in March on a comparable basis, including an adjustment for one less Sunday. Including online employment revenues, March help wanted revenues increased 5.3 percent. Preprints volume increased 20.7 percent versus last year on a reported basis.

Belo Monthly Revenue and
Statistical Report March 2004
Page Two

     At The Providence Journal, total full-run ROP linage decreased 0.8 percent. General volume increased 47.7 percent while retail and classified volumes decreased 1.9 percent and 3.8 percent, respectively. Preprints volume decreased 12.4 percent versus last year.

About Belo

Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,900 employees and $1.4 billion in annual revenues, Belo operates news and information franchises in some of America’s most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 15 markets) reaching 13.8 percent of U.S. television households; owns or operates 10 cable news channels; and manages one television station through a local marketing agreement. Belo’s daily newspapers include The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo Interactive’s new media businesses include more than 30 Web sites, several interactive alliances and a broad range of Internet-based products. For more information, contact Carey Hendrickson, vice president of investor relations, at 214-977-6606. Additional information, including earnings releases, is available online at www.belo.com.

     Statements in this communication concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, commitments, or other financial or operating items and other statements that are not historical facts, are “forward-looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

     Such risks, uncertainties and factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K.

Belo
Monthly Revenue and Statistics
March 2004

Revenue:
(Dollars in thousands)

	March			YTD
	2004	2003	Change	2004	2003	Change
Total Television Group Revenue	59,101	51,305	15.2%	157,094	141,562	11.0%
Total Newspaper Group Revenue	63,507	62,437	1.7%	183,136	171,340	6.9%

The Dallas Morning News

Linage (Note 1):

	March			YTD
	2004	2003	Change	2004	2003	Change
Number of Sundays	4	5	(1)	13	13	—
FULL RUN ROP (Measured in six-column SAU inches)
Retail	63,224	70,829	-10.7%	190,760	191,275	-0.3%
General	25,263	22,452	12.5%	62,865	61,127	2.8%
Classified/Legal	120,866	125,814	-3.9%	333,611	358,167	-6.9%

TOTAL	209,353	219,095	-4.4%	587,236	610,569	-3.8%
PREPRINTS (In thousands of copies)	144,942	120,070	20.7%	419,933	390,406	7.6%

Note 1: Certain amounts for the prior year have been reclassified to conform to the current year presentation. In addition, preprints are stated in number of copies versus inches, as in 2003.

Circulation (Note 2):

	Six-month period ended
	September 30,
	2003	2002	Change
Daily	526,191	525,532	0.1%
Sunday	785,876	784,905	0.1%

Note 2: ABC FAS-FAX circulation figures are the average for the six months ending September 30, 2003.
Source: Internal Records

The Providence Journal

Linage (Note 1):

	March			YTD
	2004	2003	Change	2004	2003	Change
Number of Sundays	4	5	(1)	13	13	—
FULL RUN ROP (Measured in six-column SAU inches)
Retail	56,013	57,116	-1.9%	171,385	160,034	7.1%
General	5,469	3,702	47.7%	13,100	9,401	39.3%
Classified/Legal	36,064	37,501	-3.8%	105,048	93,440	12.4%

TOTAL	97,546	98,319	-0.8%	289,533	262,875	10.1%
PREPRINTS (In thousands of copies)	36,406	41,562	-12.4%	105,051	101,834	3.2%

Note 1: Preprints are stated in number of copies versus inches, as in 2003.

Circulation (Note 2):

	Six-month period ended
	September 30,
	2003	2002	Change
Daily	167,609	166,836	0.5%
Sunday	236,096	234,681	0.6%

Note 2: ABC FAS-FAX circulation figures are the average for the six months ending September 30, 2003.
Source: Internal Records